Exhibit 10.27
Gaylord Entertainment Company (the “Company”)
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers	2009
Board retainer	$50,000
Audit chair retainer	$20,000
Audit member retainer	$10,000
Human Resources/Nominating and Corporate Governance chair retainer	$12,500
Human Resources/Nominating and Corporate Governance member retainer	$7,500
In addition, each director receives a fee of $1,500 for attending each meeting of the Board of Directors. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. Upon election to the Board of Directors, non-employee directors also receive a one-time grant of 3,000 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. In addition, each non-management director receives an annual grant of 1,500 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. All directors are reimbursed for expenses incurred in attending meetings.
II. Executive Officer Compensation. The following table sets forth the 2009 annual base salaries and the fiscal 2008 performance bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”).

		Fiscal 2008
Executive Officer	2009 Salary	Bonus Amount
Colin V. Reed	$910,000	$400,000
David C. Kloeppel	$625,000	$200,000
John Caparella	$500,000	$0
Carter R. Todd	$300,000	$55,000
Mark Fioravanti	$275,000	$50,000
The 2009 salary levels represent no increase from 2008 levels. The above-described Fiscal 2008 Bonus Amounts for each of the Named Executive Officers were paid pursuant to the Company’s cash bonus program under the Company’s 2006 Omnibus Incentive Plan. The Company’s Human Resources Committee used its discretion to reduce the earned bonus amounts by 10% to the numbers shown above in light of the economy and other factors.

The following table sets forth the 2009 bonus targets as a percentage of 2009 base salary set for the Company’s Named Executive Officers:

Fiscal 2009
Executive Officer	Bonus Target
Colin V. Reed	100%
David C. Kloeppel	90%
John Caparella	75%
Carter R. Todd	60%
Mark Fioravanti	60%
The Fiscal 2009 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will be paid pursuant to the Company’s cash bonus program under the Company’s 2006 Omnibus Incentive Plan.
The Named Executive Officers also are eligible to receive long-term incentive awards pursuant to the Company’s stockholder-approved equity incentive plans, but no such awards were made in February 2009.
III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2009 annual meeting of stockholders.